Exhibit 21.1
SUBSIDIARIES OF KITTY HAWK, INC.

State or
Country of
Subsidiary	Organization
Kitty Hawk Cargo, Inc.	Delaware
Kitty Hawk Aircargo, Inc.	Texas
Kitty Hawk Ground, Inc.	Delaware